EXHIBIT 10.1

2007 ANNUAL SALARIED TEAM MEMBER INCENTIVE PLAN

Purpose

The purpose of the 2007 Annual Salaried Team Member Incentive Plan (the “Plan”) is to attract, retain, motivate and reward team members for successful company, business unit, and individual performance with awards that are commensurate with the level of performance attained.

Eligibility

Each eligible salaried team member employed by U. S. Concrete and its subsidiary companies is a Participant in the Plan, and must be an active team member or on an approved leave of absence in order to receive any payout. Team members hired during 2007 will receive a pro-rata incentive payout for any award they are eligible to receive under the provisions of the Plan. In order to receive a payout, a Performance Review Form for each team member must be completed by the team member’s supervisor and submitted on or before January 31, 2008.

Individual Target Bonus

The amount of each team member’s Individual Target Bonus Percentage is based on their grade level and is expressed as a percentage of their annual base pay (see Exhibit I). The Individual Target Bonus Percentage for employees who receive a change in grade level and/or base pay after April 1, 2007, will be prorated to reflect the new grade and/or base pay at the discretion of the Plan Administrator.

Threshold Performance Level

In order for any bonus to be paid out, the overall company EBITDA performance to budget must be equal to or greater than 85% of budget. After that level of performance is attained, the individual bonus payout will be based on: 1) the financial and non-financial performance of the business unit and, 2) individual performance. The total bonus pool available to be paid out can be increased or decreased at the discretion of the Compensation Committee based on overall company and business unit(s) EBITDA performance compared to budget and/or prior year performance.

Bonus Available for Individual Payout

The percent of an individual’s target bonus available for payout it determined by the entity’s performance relative to budget for each criteria listed below and its corresponding weighting:

The entity performance relative to each of the above criteria will yield a payout from 0% to 200% for each criteria based on the schedule in Exhibit II. The sum each criteria’s weighting multiplied by the percent of target bonus for the corresponding level of budget variance will yield the percent of an individual’s target bonus available for payout.

Individual Bonus Payout

The amount of the available bonus paid to an individual is a function of their individual performance according to the following schedule:
Individual Rating	% of Available Bonus Paid Out

0.0 (Below Threshold)	0%
1.0 (Threshold)	70% of the individual bonus portion
2.0 (Target)	100% of the individual bonus portion
3.0 (Optimum)	120% of the individual bonus portion

Individual bonus payouts will be pro-rated for individual performance level ratings between the “Below Threshold-Threshold-Target-Optimum” levels.

An individual may not receive more than 200% of their target bonus.

Bonus Payment

All Bonus Payments are contingent on the approval of the Compensation Committee of the Board of Directors. The payments will be paid as soon as administratively feasible after the previous year’s financial results are finalized.

Plan Administration

The Plan shall be administered by the Chief Executive Officer, the Chief Financial Officer, and the Vice President of Human Resources, referred to collectively hereafter as the “Plan Administrators.”

Except for the terms and conditions set forth in this document, the Plan Administrators shall have sole authority to construe and interpret the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, to exercise discretion in interpolating performance levels and award payouts outside of or within designated ranges, and to take all such steps and make all such determinations in connection with the Plan and Bonus Payments granted hereunder as it may deem necessary or advisable, which determination shall be final and binding upon all Participants.

Plan Communication

A copy of the Plan including an exhibit specifying the team member’s job title, grade level, target and optimum bonus percentages, and performance review form will be distributed to each eligible team member.

Retirement, Termination, Death and Disability

The Plan Administrators may, but are not required to, grant a prorated Bonus Payout as it deems advisable to a Participant (or beneficiary in the event of death) who terminates employment during 2007 due to retirement, involuntary termination not for cause, or disability. Payment of this pro-rated bonus will be made at the same time payment is made to other Participants in accordance with the terms and conditions of this Plan, and is contingent upon the Participants signing of an agreement and release with the Company.

No Right to Continued Employment

The Plan shall not create any contractual or other right to receive payouts or other benefits in the future. All determinations with respect to any such payments shall be made at the sole discretion of the Plan Administrators. A team member’s participation in the Plan shall not create a right to further employment with his or her employer nor interfere with the ability of his or her employer to terminate his or her employment with or without cause.

Termination

The Plan is in effect for the 2007 calendar year. The Plan Administrator may at any time suspend the operation of or terminate the Plan.

Exhibit I
2007 Individual Target Bonus Percentage Chart

Grade Level	Target %
19	40%
18	35%
17	30%
16	25%
15	20%
14	15%
13	12.50%
12	10%
11	5%
10	5%
9 and below	3%

Exhibit II
Range of Target Bonus Pool

EBITDA 50 % Weighting		Marginal Contribution 30 % Weighting		Safety Targets 20% Weighting
% of Budget Attained	% Target Bonus	Change in Marginal Contribution	% Target Bonus	% of Budget Attained	% Target Bonus
		+6%	200%	0%	200%
200%	200%	+5%	183%	10%	190%
180%	180%	+4%	166%	20%	180%
160%	160%	+3%	150%	30%	170%
140%	140%	+2%	133%	40%	160%
120%	120%	+1%	116%	50%	150%
100%	100%	0%	100%	60%	140%
95%	75%	-1%	50%	70%	120%
90%	50%	-2%	0%	80%	110%
85%	25%			90%	100%
80%	0%			100%	50%